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                                                                    EXHIBIT 11.1

                             VLSI TECHNOLOGY, INC.

                 CALCULATION OF EARNINGS PER SHARE -- UNAUDITED
                       (THOUSANDS EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                               -----------------------------   -----------------------------
                                               SEPTEMBER 27,   SEPTEMBER 29,   SEPTEMBER 27,   SEPTEMBER 29,
                                                   1996            1995            1996            1995
                                               -------------   -------------   -------------   -------------
PRIMARY EARNINGS PER SHARE
Net income...................................     $ 2,633         $16,157         $14,076         $27,702
                                                  =======         =======         =======         =======
Average number of common and common
  equivalent shares:
  Average common shares outstanding..........      45,900          44,092          45,758          39,655
  Dilutive options...........................       1,062           2,637             987           2,554
                                                  -------         -------         -------         -------
Average number of common and common
  equivalent shares..........................      46,962          46,729          46,745          42,209
                                                  =======         =======         =======         =======
Earnings per common and common equivalent
  share......................................     $   .06         $   .35         $   .30         $   .66
                                                  =======         =======         =======         =======
FULLY DILUTED EARNINGS PER SHARE
Net income...................................     $ 2,633         $16,157         $14,076         $27,702
Add interest expense on convertible debt, net
  of tax effect(1)...........................          --              --              --              --
                                                  -------         -------         -------         -------
Adjusted net income..........................     $ 2,633         $16,157         $14,076         $27,702
                                                  =======         =======         =======         =======
Average number of common and common
  equivalent shares on a fully diluted basis:
  Average common shares outstanding..........      45,900          44,092          45,758          39,655
  Dilutive options...........................       1,601           2,788           1,167           3,041
  Conversion of convertible debt(1)..........          --              --              --              --
                                                  -------         -------         -------         -------
Average number of common and common
  equivalent shares on a fully diluted
  basis......................................      47,501          46,880          46,925          42,696
                                                  =======         =======         =======         =======
Fully diluted earnings per common and common
  equivalent share...........................     $   .06         $   .35         $   .30         $   .65
                                                  =======         =======         =======         =======

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(1) The convertible debt is not included in the calculation of fully diluted earnings per share since their inclusion would have had an antidilutive effect.

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